Exhibit 10.3

**Certain information in this exhibit has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K. Such information is both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential. [***] indicates that information has been redacted.**

TRANSITION SERVICES AGREEMENT

by and between

CORTEVA, INC.

and

VYLOR INC.

Dated as of [ ]

TABLE OF CONTENTS

i

ii

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This TRANSITION SERVICES AGREEMENT, dated as of [ ] (this “Agreement”), is entered into by and between CORTEVA, INC., a Delaware corporation (“RemainCo”), and VYLOR INC., a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party”, and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, pursuant to the Separation and Distribution Agreement, dated as of [ ], by and among RemainCo, SpinCo and, solely for the purposes set forth therein, EIDP, Inc. (the “Separation Agreement”), RemainCo intends, among other things, to separate into two separate, publicly traded companies, one for each of (a) the SpinCo Business, which will be owned and conducted, directly or indirectly, by SpinCo, and (b) the RemainCo Business, which will be owned and conducted, directly or indirectly, by RemainCo; and

WHEREAS, effective upon the Effective Time, SpinCo desires to purchase from RemainCo, and RemainCo is willing to provide to SpinCo, the Services, in order (i) to facilitate SpinCo’s operation of the SpinCo Business after the Effective Time and (ii) to provide SpinCo the opportunity to obtain alternate sources of such services within a reasonable time after the Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties agree as follows:

ARTICLE I
Definitions

SECTION 1.1. Defined Terms. (a) Each capitalized term used but not otherwise defined in this Agreement shall have the meaning assigned to it in the Separation Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Background IP” shall mean, with respect to a particular Party and its Affiliates, any and all Intellectual Property (excluding Trademarks) that is (a) owned by such Party (or its Affiliates) as of the Effective Time or (b) developed, improved, modified or acquired by or on behalf of such Party (or its Affiliates) (other than New IP); provided, that for clarity, any Intellectual Property acquired by either Party or any of its Affiliates pursuant to the Separation Agreement shall be deemed such Party’s or its Affiliates’ Background IP, as applicable.

“Change of Control” shall mean, with respect to a Party, (a) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such Party to a Restricted Party; (b) the consolidation, merger or other business combination of such Party with or into a Restricted Party, immediately following which the stockholders of such Party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (c) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) that is or includes a Restricted Party becoming the

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“beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of at least thirty-five percent (35%) of the outstanding voting securities of such Party and effective control of such Party (other than (i) a reincorporation, holding company merger or similar corporate transaction in which each of such Party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction or (ii) in connection with a transaction described in clause (b), which shall be governed by such clause (b)); or (d) as a result of a Restricted Party nominating or electing directors, a majority of the board of directors of such Party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors. For the avoidance of doubt, a previous determination that a “Change of Control” has occurred shall not prejudice the determination as to whether any other subsequent events, on one or more occasions, meet the definition of “Change of Control.”

“Early Termination Cost” means, with respect to the termination of any Service pursuant to Section 3.2(c), (i) any costs or expenses expressly set forth as an early termination cost of such Service on Exhibit A hereto or (ii) if no costs or expenses are expressly set forth as an early termination cost of such Service on Exhibit A hereto, then (x) any and all reasonable and documented out-of-pocket costs or expenses incurred or due for payment by RemainCo or its Affiliates that are reasonably incurred prior to delivery of an Early Termination Notice with respect to the terminated Service that would have been reimbursed or paid by SpinCo pursuant to this Agreement if such Service was not being terminated that cannot, after receipt of such Early Termination Notice, be avoid or recovered and (y) any and all reasonable and documented compensation that is paid or payable to, and any and all reasonable and documented costs or expenses associated with any benefits provided or to be provided to, any personnel or Service Provider of RemainCo or any of its Affiliates that is or would have been paid, payable or provided during the period on or following the date of such termination.

“Early Termination Notice” means any notice from SpinCo to RemainCo delivered pursuant to and in accordance with Section 3.2(c).

“Licensed Field” shall mean, with respect to each Transitional Mark, the products and services of the SpinCo Business in connection with which such Transitional Mark was used in the ordinary course of business in the twelve (12) months prior to the Effective Time (and natural evolutions thereof).

“Willful Misconduct” means a deliberate act, or deliberate failure to act, undertaken by a Person with the actual knowledge that the taking of such act, or failure to act, would, or would reasonably be expected to, cause a breach of this Agreement. “Willful Misconduct” shall include fraud.

“Reference Period” means the twelve (12)-month period immediately preceding the Effective Time.

“Restricted Party” means (a) with respect to RemainCo, [***], any of their respective Affiliates and any successor of the foregoing and (b) with respect to SpinCo, [***], any of their respective Affiliates and any successor of the foregoing.

“Service Period Deadline” means, with respect to any Service, the date that is twenty-four (24) months following the Effective Time (unless a later date is set forth with respect to such Service on Exhibit A hereto).

“Taxing Authority” has the meaning set forth in the Tax Matters Agreement.

“Territory” shall mean, with respect to each Transitional Mark, the territory set forth opposite such Transitional Mark in Exhibit E.

“Transitional Marks” has the meaning set forth in Section 8.3(a).

“Transitional Trademark Sublicensee” has the meaning set forth in Section 8.3(b).

(b) The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections set forth below:

Term	Section
Additional Services	Section 2.2(b)
Agreement	Preamble
Assigning Party	Section 12.2
Acquired Group	Section 3.2(d)
Acquired Party	Section 3.2(d)
Consent	Section 2.7
Dispute	Section 12.5(b)
Intentionally Omitted Services	Section 2.2(a)
Lead Coordinators	Section 2.4
Local Services Agreement	Section 2.3(a)
Migration Plans	Section 2.8(a)
New IP	Section 8.1
Non-Acquired Party	Section 3.2(d)
Omitted Services	Section 2.2(a)
One-Time Costs	Section 3.3
Parties	Preamble
Party	Preamble
RemainCo	Preamble
RemainCo New IP	Section 8.1
Sales Taxes	Section 4.2(a)
Separation Agreement	Recitals
Service	Section 2.2(c)
Service Contacts	Section 12.5(b)
Service Contract Period	Section 12.5(b)
Service Extension	Section 3.1
Service Fee	Section 3.3
Service Period	Section 3.1
Service Provider	Section 2.1(c)
Service Suspensions	Section 5.1

Term	Section
Services	Section 2.1(a)
SpinCo	Preamble
SpinCo New IP	Section 8.1
Transition	Section 2.8(b)
Transition Committee	Section 2.4
Transitional Trademark Sublicensee	Section 8.3(b)
VAT	Section 4.2(a)

ARTICLE II
Services to be Provided

SECTION 2.1. Provision of Services. (a) Services. Pursuant to the terms and conditions of this Agreement (including the Exhibits hereto), RemainCo shall provide, directly or through one or more Affiliates or Service Providers (as defined below), and SpinCo shall purchase, the services described in Exhibit A hereto (subject to the limitations set forth therein and excluding any actions or services that are designated as a responsibility of SpinCo) (the “Services”). RemainCo shall, directly or through one or more Affiliates or Service Providers, provide each Service consistent with the performance standard set forth in Section 2.5 (Performance Standard) and only with respect to the countries or regions designated in Exhibit A hereto as receiving such Service.

(b) Designation of Affiliates. SpinCo may designate, upon not less than ten (10) days’ prior written notice and in any event prior to the execution of any applicable Local Services Agreement, one or more Affiliates to purchase Services, in each case related to an applicable country or region, in which event all references herein to SpinCo will be deemed to refer to such Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of SpinCo under this Agreement to the extent not performed by such Affiliates.

(c) Service Providers. RemainCo may, at its option and from time to time, delegate any of its obligations to perform Services under this Agreement to any one or more of its Affiliates or engage the services of other professionals, consultants or other third parties (each, a “Service Provider”) in connection with the performance of the Services; provided, however, that RemainCo shall remain ultimately responsible for ensuring that its obligations with respect to the manner, scope, time frame, nature, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Service Provider and shall be liable for any failure of an Affiliate or Service Provider to so satisfy such obligations (or if any such Affiliate or Service Provider otherwise breaches any provision hereof).

SECTION 2.2. Service Amendments and Additions.

(a) Omitted Services. Within twelve (12) months following the Effective Time, SpinCo may request that RemainCo provide additional services that are not Services that (i) were provided to the SpinCo Business during the Reference Period and (ii) are reasonably necessary for the operation of the SpinCo Business, as conducted during the Reference Period (“Omitted Services”); provided that, except as expressly set forth on Exhibit A, no service set forth on Exhibit

B hereto shall be an Omitted Service without RemainCo’s prior written consent in its sole discretion (“Intentionally Omitted Services”). In the event that SpinCo requests an Omitted Service, RemainCo shall use commercially reasonable efforts to provide such Omitted Service to SpinCo.

(b) Additional Services. From time to time, SpinCo may also request that RemainCo provide additional services that are not Services, Omitted Services or Intentionally Omitted Services (“Additional Services”). In the event that SpinCo requests an Additional Service, RemainCo may elect in its sole discretion to provide such Additional Service.

(c) Amendments to Service Exhibit. Any request for an Omitted Service or an Additional Service shall be in writing and shall specify the type and scope of the requested service, whether such requested service constitutes an Omitted Service or an Additional Service and the proposed term for the requested service. If RemainCo is to provide an Omitted Service or an Additional Service pursuant to this Section 2.2, RemainCo and SpinCo shall in good faith negotiate an amendment to Exhibit A hereto, which will describe in detail the type and scope of the service, the countries or regions in which such service is to be provided and the applicable Service Period and Service Fee; provided, that the Service Fee payable for any Omitted Service shall be calculated in a manner consistent with the methodology used to calculate the Service Fees payable for the Services included on Exhibit A hereto. Once agreed to in writing, such amendment shall be deemed part of this Agreement as of such date and the applicable Omitted Service or Additional Service shall be deemed to be a “Service” hereunder.

(d) Recipient-Requested Changes to Existing Services. If SpinCo requests that the level or volume of any Service be increased in scope beyond that provided to the SpinCo Business during the Reference Period or that the manner in which any Service is provided be changed from that provided to the SpinCo Business during the Reference Period, RemainCo will use commercially reasonable efforts to increase the level or volume of such Service or change the manner in which such Service is provided to the extent commercially practicable; provided, that in no event shall RemainCo be required to materially increase the level or volume of any Service or, unless required for such Service to be in compliance with applicable Law, materially change the manner in which any Service is provided. If RemainCo increases the level or volume of such Service or changes the manner in which such Service is provided pursuant to this Section 2.2(d), any and all fees associated with such increase or change shall be negotiated in good faith and agreed upon between SpinCo and RemainCo.

(e) Provider-Directed Changes to Existing Services. RemainCo may, from time to time, make changes in the manner of providing a Service (i) if RemainCo is making similar changes in performing the same or substantially similar service for itself or its Affiliates or (ii) to the extent required for the provision of such Service to be in compliance with applicable Law; provided, however, that, except as otherwise expressly set forth in this Section 2.2(e) or in Exhibit A hereto, any such changes may not decrease the scope, Service Period, nature, quality or level of any such Service or increase the Service Fee for any such Service; provided, further, that if any such changes actually increase the cost of providing such Service, RemainCo may increase the Service Fee to the extent of such increase in cost. For the avoidance of doubt, if changes in the manner of providing a Service are required for the provision of such Service to be in compliance with applicable Law, the provisions of Section 5.2 (Governmental Suspension) shall apply with respect to such Service until and unless RemainCo effects such changes.

SECTION 2.3. Additional Terms of Services; SpinCo Inventory. (a) Local Services Agreements. The provision of Services in all applicable jurisdictions will be subject to the terms and conditions of this Agreement. To the extent required by applicable Law or as otherwise deemed necessary by the Parties, the provision of the Services in any applicable country or region will be effected pursuant to an agreement substantially in the form of Exhibit C hereto with only such changes as are necessitated by local Law or the operations of any local Affiliate of RemainCo or SpinCo (each, a “Local Services Agreement”). The Parties shall enter (or shall cause their respective applicable Affiliates to enter) into any required Local Services Agreement as soon as reasonably practicable after the date of this Agreement.

(b) SpinCo Inventory; Risk of Loss. To the extent that any SpinCo Inventory in a particular country or region is required for the provision of any Service, such SpinCo Inventory shall remain with and in the possession of RemainCo or one or more of its Affiliates or Service Providers to the extent reasonably necessary for the performance of the Services. From the date of this Agreement, unless attributable to the Willful Misconduct or gross negligence of, or any failure to comply with applicable Law by, RemainCo or any of its Affiliates or Service Providers, the risk of loss of any such SpinCo Inventory will be for the account of SpinCo and to the extent desired by SpinCo, SpinCo shall be solely responsible for arranging insurance, including property insurance, with respect to such SpinCo Inventory in the possession of RemainCo (or any of its Affiliates or Service Providers). Any such insurance arranged for, obtained or maintained by SpinCo shall include a waiver of subrogation in favor of RemainCo. SpinCo, for itself and its insurers, waives any right of recourse or subrogation against RemainCo. SpinCo shall be financially responsible for the processing and disposition of damaged or unsaleable SpinCo Inventory.

SECTION 2.4. Transition Committee; Lead Coordinators. RemainCo and SpinCo shall establish and maintain a committee to oversee, manage and coordinate the provision of Services pursuant to this Agreement (the “Transition Committee”). The Transition Committee shall be comprised of representatives from each of RemainCo and SpinCo with the requisite skills, knowledge and experience to perform such tasks, including (i) a lead coordinator from each Party to act as the primary contact person with respect to all issues relating to the provision of Services pursuant to this Agreement (such persons, the “Lead Coordinators”) and (ii) such other representatives from each Party as may be designated by such Party’s Lead Coordinator. The Transition Committee shall hold review meetings by telephone, video conference or in person, as mutually agreed upon by the Lead Coordinators, approximately once per month to discuss matters related to this Agreement, including (i) any issues relating to the provision of the Services, (ii) to the extent Service changes are to be implemented, the implementation of such changes and (iii) any measures to be taken to provide that the employees of the Parties responsible for providing the Services in accordance with Section 2.5 (Performance Standard) or enabling the Transition in accordance with Section 2.8 (Migration Plans; Transition) view such responsibilities as a required part of their job functions. The names and contact information of each Party’s initial Lead Coordinator are set forth in Exhibit D hereto. Each Party may replace its appointed Lead Coordinator or other Transition Committee representatives at any time upon written notice to the other Party. Each Party’s Lead Coordinator may, by written notice to his or her counterpart hereunder, appoint one or more subordinate representatives for the responsibility of individual Services and delegate such Lead Coordinator’s authority under this Agreement to such delegated individual(s). No such Lead Coordinator or delegate shall have the authority to amend this Agreement or any exhibit attached hereto in any respect.

SECTION 2.5. Performance Standard. RemainCo shall perform, or shall cause its applicable Affiliates or Service Providers to perform, the Services in compliance with applicable Laws, in a professional and workmanlike manner and at a quality level and in a manner consistent with that provided to the SpinCo Business during the Reference Period (except as otherwise set forth in Exhibit A hereto under “Service Level”).

SECTION 2.6. Warranty Disclaimer. EXCEPT AS SET FORTH IN SECTION 2.5 (PERFORMANCE STANDARD), REMAINCO, ON BEHALF OF ITSELF AND ITS AFFILIATES AND SERVICE PROVIDERS, MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY CONCERNING THE SERVICES, INCLUDING ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND REMAINCO, ON BEHALF OF ITSELF AND ITS AFFILIATES AND SERVICE PROVIDERS, HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES.

SECTION 2.7. Consents. RemainCo and SpinCo shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to promptly obtain any third party consents, approvals, licenses or authorizations that the Parties mutually agree are required for the provision of any Service (each, a “Consent”); provided, that neither RemainCo nor SpinCo shall be obligated to incur any out-of-pocket fees, costs or expenses to obtain any Consent; provided, further, that if any out-of-pocket fees, costs or expenses must be incurred in order to obtain a Consent, and SpinCo wishes that such Consent be obtained, such fees, costs and expenses shall be borne by SpinCo. Neither RemainCo nor any of its Affiliates shall have any liability whatsoever to SpinCo or any of its Affiliates arising out of or relating to the failure to obtain any Consent. If any Consent is not obtained promptly after the date of this Agreement and the absence thereof shall prevent or limit RemainCo or any of its Affiliates or Service Providers in providing or arranging for any Service, then, in any such event RemainCo shall not be required to provide (or arrange for the provision of), and SpinCo shall not be required to pay for, the relevant Services to the extent so limited, restricted or regulated. RemainCo shall give SpinCo prompt notice of any such event, and thereafter the Parties shall cooperate in good faith to minimize any adverse consequences to SpinCo (and its Affiliates) resulting therefrom, including by seeking alternative arrangements for the provision of such Service. RemainCo shall perform such mutually satisfactory alternative arrangement and SpinCo shall bear any additional costs and expenses incurred in the performance of such alternative arrangement.

SECTION 2.8. Migration Plans; Transition. (a) Migration Plans. Each Party acknowledges that the purpose of this Agreement is to provide the Services on an interim basis, until SpinCo can perform the Services for itself, either through its own personnel or through third-party service providers. Accordingly, RemainCo and SpinCo shall cooperate to prepare migration plans necessary to complete the Transition of each Service, in each case, within ninety (90) days following the Effective Time (such migration plans, the “Migration Plans”). The Migration Plans shall include details of any projects required to complete the Transition of each Service, including the parameters, timelines and responsibilities of each Party in connection therewith.

(b) Transition. RemainCo and SpinCo shall, and shall cause their respective Affiliates (and, with respect to RemainCo, shall cause its Service Providers) to, use commercially reasonable efforts to exit, transition, migrate and integrate each Service as reasonably required to allow SpinCo to operate the business processes that form part of each such Service on a standalone basis (“Transition”) as soon as reasonably practicable following the date hereof and, in any event, prior to the end of the relevant Service Period, including by using commercially reasonable efforts to implement the Migration Plans. SpinCo shall use commercially reasonable efforts to establish its own functions (including IT Assets) to enable timely Transition; provided, that if SpinCo requests RemainCo’s assistance therewith, RemainCo shall use commercially reasonable efforts to provide such assistance pursuant to the terms of a statement of work, to be negotiated in good faith between SpinCo and RemainCo, setting forth the scope of the work to be performed by RemainCo and the amounts payable by SpinCo with respect thereto. RemainCo and SpinCo shall, and shall cause their respective Affiliates (and, with respect to RemainCo, shall cause its Service Providers) to, provide to the other such documentation, information and assistance as reasonably required to enable the other to complete its responsibilities with respect to the Transition of the Services in accordance with the applicable Migration Plans.

ARTICLE III
Term; Fees

SECTION 3.1. Service Term; Extensions. The term of provision of each Service shall begin as of the Effective Time and continue for the period set forth in Exhibit A (for each Service, as may be extended pursuant to this Section 3.1, the “Service Period”), and, notwithstanding anything to the contrary herein (including on Exhibit A), shall not extend beyond the applicable Service Period Deadline. If, notwithstanding SpinCo’s compliance with Section 2.8 (Migration Plans; Transition), SpinCo reasonably determines that it will require a Service to continue beyond the end of the applicable Service Period (or a subsequent extension period) in order to complete the Transition of such Service without business interruption, SpinCo may request that RemainCo extend the Service Period for such Service for a desired extension period (each, a “Service Extension”) by written notice to RemainCo no less than sixty (60) days prior to the end of the then-current Service Period (unless a different notice period is expressly set forth with respect to such Service in Exhibit A hereto). RemainCo shall respond to any such request for a Service Extension within fifteen (15) days of receipt and shall use commercially reasonable efforts to grant such Service Extension request; provided, that (i) RemainCo shall not be required to grant any Service Extension that would result in a Service Period extending beyond the Service Period Deadline and (ii) RemainCo shall be required to grant any Service Extension that is expressly contemplated with respect to an applicable Service in Exhibit A hereto and that does not extend beyond the Service Period Deadline. If a Service Extension is so granted with respect to a Service, the applicable Service Fee for such Service during the period of each such Service Extension shall be increased by a surcharge of 10% (applied cumulatively, such that each surcharge is calculated on the Service Fee in effect for such Service immediately prior to the commencement of the applicable Service Extension), unless a different amount is expressly set forth with respect to such Service Extension in Exhibit A hereto or otherwise agreed by the Parties. Subject to Section 3.2(g) and Section 12.13, this Agreement shall automatically terminate in its entirety on the date on which the Service Provider has no continuing obligation to perform any Services hereunder, including as a result of the expiration of all Service Periods or the earlier termination of all Services contemplated hereunder in accordance with the terms hereof.

SECTION 3.2. Termination.

(a) Termination for Breach. If any Party hereto materially breaches any of its obligations under this Agreement, the non-breaching Party may terminate this Agreement with respect to the Service or Services to which such obligations apply, so long as (i) the non-breaching Party shall have delivered written notice of such breach to the breaching Party, (ii) the periods for resolution of any Dispute relating to such breach set forth in Section 12.5(b) (Dispute Resolution) and in Article X (Dispute Resolution) of the Separation Agreement shall have expired and (iii) such breach shall not have been cured within thirty (30) days following the end of such periods. The termination of this Agreement with respect to any Service pursuant to this Section 3.2(a) shall not affect the Parties’ rights or obligations under this Agreement with respect to any other Service.

(b) Termination for Insolvency Event. Notwithstanding anything to the contrary contained herein, if a Party (a) files for bankruptcy, (b) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed, stayed or vacated within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer, (c) enters into any reorganization, composition or arrangement with its creditors (other than relating to a solvent restructuring), (d) makes an assignment for the benefit of all or substantially all of its creditors, (e) takes any corporate action for its winding-up, dissolution, liquidation or administration (other than for the purpose of or in connection with any solvent amalgamation or reconstruction) or (f) enters into an agreement for the extension or readjustment of substantially all of its obligations or if it suffers any foreign equivalent of the foregoing, then RemainCo (in the case of SpinCo) or SpinCo (in the case of RemainCo) may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice. In the event that RemainCo terminates this Agreement in accordance with this Section 3.2(b), SpinCo shall be liable for any Early Termination Costs.

(c) Early Termination of Services. Except as otherwise agreed to by the Parties, as set forth in Exhibit A hereto or as otherwise provided by Law, SpinCo may terminate any Service in whole or in part (it being understood that the termination of any Service (in whole or in part) will also result in the termination of those Services that are identified on Exhibit A hereto as a “Dependent Service” with respect to such Service, unless otherwise agreed to by the Parties in writing). SpinCo must provide RemainCo with at least ninety (90) days’ prior written notice of such early termination (unless a different notice period is expressly set forth with respect to such Service on Exhibit A hereto), which, unless otherwise set forth with respect to such Service on Exhibit A hereto, shall become effective on the last day of the calendar month in which such ninety (90) day prior written notice period concludes. In the event that SpinCo terminates any Service (in whole or in part) in accordance with this Section 3.2(c), SpinCo shall be liable for any Early Termination Costs (unless otherwise set forth in Exhibit A hereto). In the event that SpinCo terminates any Service (in part but not in whole) in accordance with this Section 3.2(c), the Lead Coordinators shall mutually agree to a reasonable reduction to the Service Fee for such Service (unless otherwise set forth in Exhibit A hereto).

(d) Termination for Change of Control. In addition to either Party’s right to terminate this Agreement as set forth above, either Party may terminate this Agreement, in whole or part, in the event the other Party undergoes a Change of Control or the other Party has transferred or assigned, or attempted to transfer or assign, this Agreement or any rights, interests or obligations hereunder in breach of Section 12.2. If either Party (the “Acquired Party” and, such other Party, the “Non-Acquired Party”) or any of its Affiliates (together with the Acquired Party, the “Acquired Group”) (i) enters into a definitive written agreement that, if consummated, could reasonably be expected to result in a Change of Control of any member of the Acquired Group that the provision of any Service relates to or (ii) publicly announces a Change of Control (whether pending, expected or otherwise) with respect to any member of the Acquired Group that the provision of any Service relates to, the Acquired Party shall provide written notice to the Non-Acquired Party promptly (and in any event within [***] Business Days) following the earlier of the execution of such definitive written agreement or the first of any such public announcement. Such notice shall describe in reasonable detail the nature of the transaction and the identity of the acquirer. Upon a Change of Control, (i) the Acquired Party shall provide written notice to the Non-Acquired Party promptly (and in any event within [***] Business Days) following such Change of Control and (ii) the Non-Acquired Party shall be entitled to terminate this Agreement, in its sole discretion, upon ten (10) Business Days’ prior written notice of such termination to the Acquired Party, at any time until the date that is [***] days following the later of (x) the occurrence of such Change of Control or (y) the Non-Acquired Party’s receipt of the notice described in clause (i) of this sentence.

(e) Termination for Hiring of Personnel. RemainCo may terminate a Service, in whole or in part, with at least thirty (30) days’ prior written notice of such termination (which shall include a reasonably detailed description of the rationale for such termination) if SpinCo (or any of its Affiliates) employs or engages any personnel of RemainCo, its Affiliates or any Service Provider and the employment or engagement of such Person(s) by SpinCo (or such Affiliate) has, or would reasonably be expected to have, in the aggregate, the effect of materially delaying or materially impairing the ability of RemainCo to perform its obligations with respect to such Service pursuant to this Agreement (as determined by RemainCo in its reasonable discretion); provided that, prior to any such termination, (i) if requested by SpinCo no later than five (5) Business Days after SpinCo’s receipt of such notice, the contacts identified on Exhibit A hereto with respect to such Service shall meet (by telephone, video conference or in person) and shall attempt for a period of ten (10) consecutive Business Days to negotiate in good faith to modify such Service in lieu of termination, and in the event SpinCo and RemainCo mutually agree on the scope of modified Services, the applicable Service shall not terminate but be provided as modified. In the event that RemainCo terminates any Service in accordance with this Section 3.2(e), SpinCo shall be liable for any Early Termination Costs (unless otherwise set forth in Exhibit A).

(f) Effect of Termination. In the event of any termination of this Agreement in its entirety or with respect to any Service, each Party hereto shall remain liable for all of its obligations that accrued hereunder prior to the effective date of such termination, including all obligations of SpinCo to pay any Service Fees accrued and payable to RemainCo hereunder. In the event that RemainCo terminates this Agreement in accordance with this Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(e) and Section 3.2(f), SpinCo shall be liable for any Early Termination Costs. In the event of any termination of this Agreement in its entirety or with respect to any Service, such termination shall not in any event entitle a Party or its Affiliates or any unaffiliated third party to access or use the other Party’s or its Affiliates’ IT Assets or any Intellectual Property owned, licensed or sublicensed by the other Party or its Affiliates and supplied to such first Party or its Affiliates under this Agreement for the performance or receipt of the terminated Services, nor shall it entitle such first Party or its Affiliates, or require such first Party or its Affiliates, to disclose any Confidential Information or other Intellectual Property of the other Party or its Affiliates to any unaffiliated third parties.

SECTION 3.3. Service Fees. The monthly fee for providing each Service shall be as set forth in Exhibit A (each such fee, a “Service Fee”), subject to any increase pursuant to Section 2.2 (Service Amendments and Additions), Section 3.1 (Service Term; Extensions) and this Section 3.3. All Service Fees shall be exclusive of shipping costs, customs duties and any applicable VAT (which VAT shall be paid in accordance with Article IV). SpinCo shall also bear all reasonable and documented one-time costs and expenses, if any, incurred following the Effective Time by RemainCo, its Affiliates and Service Providers in order to enable the provision of each Service (“One-Time Costs”). If at any time RemainCo believes that the Service Fee for a specific Service on Exhibit A is materially insufficient to compensate it (or the applicable member of the RemainCo Group) for the cost of providing such Service, or SpinCo believes that the Service Fee for a specific Service on Exhibit A materially overcompensates RemainCo (or the applicable member of the RemainCo Group) for such Service, such Party shall promptly notify the other Party, and the Parties will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to the Service Fee for such Service for future periods.

ARTICLE IV
Invoices; Taxes; Payment

SECTION 4.1. Invoices. RemainCo shall, or shall cause its applicable Affiliates or Service Providers to, submit invoice(s) for monthly Service Fees on a monthly basis, which such invoice(s) shall, unless otherwise agreed by the Parties or as otherwise set forth with respect to the applicable Service on Exhibit A hereto, (a) be issued to SpinCo, (b) set forth the total net charges for such invoiced Services for the applicable month (including any One-Time Costs), (c) be in the local currency of the jurisdiction of the applicable legal entity submitting such invoice(s) and (d) comply with the requirements of the tax Laws (including VAT) of such jurisdiction. Any payment for a Service will be due within ninety (90) days after receipt of the invoice, except as set forth otherwise with respect to such Service on Exhibit A hereto or as otherwise agreed by the Parties. Any payment not received by RemainCo or its applicable Affiliate or Service Provider by such date and not otherwise the subject of a good faith dispute shall be subject to a late payment interest charge using a rate per annum equal to the Secured Overnight Financing Rate published by the Federal Reserve Bank of New York (in effect on the date on which such payment was due) plus 3%, calculated for the actual number of days elapsed, accrued from the date on which such payment was due; provided that in the event of any good faith dispute, interest shall not be due on that part of the invoice subject to dispute until after settlement or other resolution of such dispute; provided that a resolution in favor of SpinCo shall not result in the incurrence of any late-payment interest charges. Neither Party may offset any other amount due to it or any of its Affiliates against any payment due under this Agreement.

SECTION 4.2. Taxes. (a) Subject to Section 4.2(b), SpinCo shall be responsible for (i) all goods and services sales, use, gross receipts, business, consumption and other similar taxes,

levies and charges (other than taxes based or imposed on, or measured in whole or in part by, net income, net worth or profits, or a tax imposed in lieu thereof) (together with any interest, penalties and additions to tax, “Sales Taxes”) that may be imposed by applicable Taxing Authorities; and (ii) any value added tax or its equivalent in any relevant jurisdiction (“VAT”) for which RemainCo or its Affiliates or Service Providers are liable to account to the relevant Taxing Authority (including any interest and penalties thereon), in each case with respect to the supply of Services to SpinCo, performance of Services by any Service Provider or any payment for Services hereunder, and that are reflected on a valid Sales Tax or VAT invoice in line with applicable Sales Tax or VAT Law received from RemainCo, its Affiliates or Service Providers, as the case may be; provided that RemainCo shall be responsible for any tax-related interest and penalties or additions attributable to a failure by RemainCo, its Affiliates or Service Providers to comply with applicable Law. If RemainCo or any of its Affiliates or Service Providers is required to pay any part of such Sales Taxes (other than tax-related interest, penalties and additions to tax attributable to a failure by RemainCo to comply with applicable Law), SpinCo shall reimburse RemainCo or the applicable Affiliate or Service Provider for such paid Sales Taxes; and if any supply of Services provided hereunder is subject to VAT for which RemainCo or its Affiliates or Service Providers are liable to account to the relevant Taxing authorities, SpinCo (or its applicable Affiliate, where relevant) shall pay an amount equal to such VAT to RemainCo (or its Affiliates or Service Providers, where relevant) on receipt of a valid VAT invoice in line with applicable VAT Laws from RemainCo (or its Affiliates or Service Providers, as the case may be).

(b) Cross border Services performed hereunder may fall within Article 44 of European Union Council Directive 2006/112/EC (the “EU VAT Directive”) or a relevant equivalent national provision, which means that RemainCo or its applicable Affiliate or Service Provider may not need to charge VAT on the invoices for such Services, provided that SpinCo provides RemainCo (or its applicable Affiliate or Service Provider) with SpinCo’s valid VAT registration number, certificate or equivalent documentation. In such case, SpinCo shall account for any VAT due in respect of those Services under the reverse charge or equivalent mechanism in the relevant jurisdiction. SpinCo shall provide its VAT registration number, certificate or other documentation to RemainCo or the invoicing Affiliate or Service Provider within a reasonable period of time before the date on which the relevant invoice is required to be issued under applicable Law.

SECTION 4.3. Withholding Taxes. In the event that applicable Law requires that any amount be withheld from any payment under this Agreement or any Local Services Agreement, SpinCo shall withhold such amounts and pay such amounts over to the applicable Taxing Authority in accordance with the requirements of the applicable Law. As soon as practicable after any such payment, SpinCo shall deliver to RemainCo the original or certified copy of the receipt issued by the applicable Taxing Authority evidencing such payment or other evidence of such payment reasonably satisfactory to RemainCo.

SECTION 4.4. Cooperation. RemainCo and SpinCo shall, and shall cause their respective Affiliates to, reasonably cooperate with each other (and, as applicable, the Service Providers) to minimize Sales Taxes to be paid with respect to this Agreement and any amounts withheld pursuant to Section 4.3, to the extent legally permissible.

SECTION 4.5. RemainCo Designation of Affiliates and Service Providers. RemainCo shall have the right to designate, upon not less than ten (10) days’ prior written notice to SpinCo, one or more Affiliates or Service Providers to receive certain of the Service Fees and other amounts that become payable to RemainCo hereunder.

ARTICLE V
Suspensions; Operation and Use of RemainCo Facilities

SECTION 5.1. RemainCo Suspensions. SpinCo acknowledges that Services may, from time to time, in the reasonable discretion of RemainCo, be interrupted, suspended, allocated, reduced, altered or changed in whole or in part for modifications and ordinary maintenance to the assets needed to provide Services and any other matters of a short-term nature (the “Service Suspensions”). RemainCo shall consider in good faith the impact of any such Service Suspensions on SpinCo (and its Affiliates) and shall cooperate with SpinCo in good faith to minimize any adverse consequences to SpinCo (and its Affiliates) resulting from such Service Suspensions. Except in emergency situations, RemainCo shall notify SpinCo as promptly as practicable before any Service Suspension. In the event that a particular Service Fee is based on the duration of time for which RemainCo provides the applicable suspended Service, RemainCo shall reduce the charges related to such suspended Services on a pro rata basis based on the number of days such Services are suspended; provided that no Service Fee shall be reduced in such manner if the applicable Service Suspension lasts for less than five (5) consecutive days.

SECTION 5.2. Governmental Suspension. If any applicable Law, order, injunction or decree shall prevent or limit RemainCo or any of its Affiliates or Service Providers in providing or arranging for any Service, then, in any such event RemainCo shall not be required to provide (or arrange for the provision of), and SpinCo shall not be required to pay for, the relevant Service to the extent so limited, restricted or regulated. RemainCo shall give SpinCo prompt notice of any such event, and thereafter the Parties shall cooperate in good faith to minimize any adverse consequences to SpinCo (and its Affiliates) resulting therefrom, including by seeking alternative arrangements for the provision of such Service. RemainCo shall perform such mutually satisfactory alternative arrangement and SpinCo shall bear any additional costs and expenses incurred in the performance of such alternative arrangement.

SECTION 5.3. Additional Facilities Required by Law. If any applicable Law, order, injunction or decree shall require RemainCo or any of its Service Providers to modify its facilities or equipment or to obtain additional facilities or equipment, RemainCo shall not be required to provide (or arrange for the provision of), and SpinCo shall not be required to pay for, the relevant Services to the extent such Services are affected by the matters in this Section 5.3, unless the Parties agree on the allocation of the costs of such required modifications.

ARTICLE VI
IT Assets; Data Protection

SECTION 6.1. Additional Protections. In addition to the provisions of the Umbrella Secrecy Agreement, if, in connection with the provision of any Services hereunder, RemainCo reasonably determines that it is reasonably necessary or advisable to implement additional information technology connections or firewalls or take other steps to protect such Party’s IT Assets, the costs of taking such steps shall be borne by SpinCo.

SECTION 6.2. SpinCo-Requested Modifications. If SpinCo requests that RemainCo modify its IT Assets to accommodate RemainCo’s provision of Services and RemainCo in its reasonable discretion determines that such modifications are reasonably necessary or advisable, SpinCo shall reimburse RemainCo for any and all fees and costs related to such modifications, as agreed upon by the Parties pursuant to a statement of work.

ARTICLE VII
SpinCo’s Operations

If SpinCo modifies the operation of the SpinCo Business or the facilities of the SpinCo Business or conducts any other operations or activities or constructs any other facilities during the term of this Agreement, and such modified operations, facilities or activities would materially affect or interfere with the Services provided to SpinCo hereunder by RemainCo, then unless the Parties otherwise agree, RemainCo shall not be required to provide (or arrange for the provision of), and SpinCo shall not be required to pay for, the relevant Services to the extent affected by such modifications. If the Parties agree that RemainCo shall provide the relevant Services to such modified operations of the SpinCo Business, SpinCo shall reimburse RemainCo for any and all agreed upon fees and costs of providing such Services as a result thereof.

ARTICLE VIII
Intellectual Property; Confidentiality

SECTION 8.1. Intellectual Property Ownership. Except as otherwise expressly provided in this Agreement, any Local Services Agreement or any other Ancillary Agreement, each Party shall retain ownership of its and its Affiliates’ Background IP. Except as otherwise expressly provided in Exhibit A for Intellectual Property to be developed on behalf of SpinCo in connection with the provision of a specific Service, if and to the extent that any new Intellectual Property is developed, or any Background IP is improved or modified, by RemainCo or its Affiliates or Service Providers in the performance of this Agreement or any Local Services Agreement or the provision of the Services hereunder or thereunder (such new Intellectual Property, and any such improvements or modifications, collectively, the “New IP”), (a) to the extent such New IP is not Related to the SpinCo Business, RemainCo or its Affiliates or Service Providers will own such New IP (the “RemainCo New IP”), and (b) to the extent such New IP is Related to the SpinCo Business, SpinCo will own such New IP (the “SpinCo New IP”). Each Party shall, at the other Party’s reasonable request and expense, assist the other Party in obtaining and enforcing the Intellectual Property as allocated hereunder anywhere in the world, including by doing all acts and executing all documents as may be reasonably requested or required by the other Party to effect the assignment of Intellectual Property as set forth in this Section 8.1. To the extent that either Party or its Affiliates is assigned or otherwise obtains ownership of any right, title or interest in, to or under any Intellectual Property in contravention of this Section 8.1, such Party, on behalf of itself and its Affiliates, hereby assigns, and such Party shall cause its Affiliates (and, in the case of RemainCo, its Service Providers) to assign, to the other Party or the other Party’s designated Affiliate all such right, title and interest in, to and under such Intellectual Property. To the extent that any New IP is not assigned to the applicable Party or the applicable Party’s designated Affiliate as set forth in this Section 8.1, the other Party shall hold such New IP in trust for the sole and exclusive benefit of such first Party and shall not license or assign such New IP to any third party.

SECTION 8.2. Intellectual Property Licenses. Except as otherwise expressly stated in this Section 8.2(b) or a Local Services Agreement, neither this Agreement, any Local Services Agreement or the provision of advice, information or any Services hereunder or thereunder shall create or grant to a Party or its Affiliates or Service Providers any rights, licenses or sublicenses in, to or under any Intellectual Property of the other Party or the other Party’s Affiliates or Service Providers, including in respect of the design, engineering, construction or operation of any facility, or any information, Software, tools, or processes used by the other Party or its Affiliates or Service Providers to provide or receive the Services, to which the other Party or its Affiliates or Service Providers have or shall have title or have or shall have the right to grant licenses or sublicenses to others.

(a) License to RemainCo. Subject to the terms and conditions of this Agreement, SpinCo, on behalf of itself and its Affiliates, hereby grants, and SpinCo shall cause its Affiliates to grant, to RemainCo a limited, revocable (solely in accordance with Section 3.2 (Termination)), royalty-free, fully paid-up, sublicensable (through multiple tiers, solely to Affiliates and Service Providers of RemainCo), non-transferable (except pursuant to a permitted assignment of this Agreement in accordance with Section 12.2 (Assignment)), worldwide, non-exclusive (i) license under the Background IP of SpinCo and its Affiliates (including, for clarity, any Background IP of SpinCo and its Affiliates included in the RemainCo New IP) and the SpinCo New IP and (ii) sublicense under all other Intellectual Property (excluding Trademarks) that SpinCo or any of its Affiliates have the right to sublicense without (A) violating any applicable Law or any Contract entered into as of or prior to the Effective Time between SpinCo or any of its Affiliates, on the one hand, and any third party, on the other hand, (B) needing to make payments to a third party (unless RemainCo makes such payments), or (C) violating any Contract between SpinCo or any of its Affiliates, on the one hand, and any third party, on the other hand, existing at the time SpinCo or its Affiliates would be first required hereunder to grant RemainCo or its Affiliates such sublicense, in each case (i) and (ii), solely during the term of this Agreement, solely to the extent necessary to provide the Services and solely for use in connection with the provision of the Services to SpinCo or its Affiliates or to the extent incorporated into RemainCo New IP.

(b) License to SpinCo. Subject to the terms and conditions of this Agreement, RemainCo hereby grants, and shall cause its Affiliates to grant, to SpinCo a limited, revocable (solely in accordance with Section 3.2 (Termination)), royalty-free, fully paid-up, sublicensable (through multiple tiers, solely to Affiliates of SpinCo or to service providers of SpinCo to the extent necessary for SpinCo and its Affiliates to receive or use the Services), non-transferable (except pursuant to a permitted assignment of this Agreement in accordance with Section 12.2 (Assignment)), worldwide, non-exclusive (i) license under the Background IP of RemainCo and its Affiliates (including, for clarity, any Background IP of RemainCo and its Affiliates included in the SpinCo New IP) and the RemainCo New IP and (ii) sublicense under all other Intellectual Property (excluding Trademarks) that RemainCo or any of its Affiliates have the right to sublicense without (A) violating any applicable Law or any Contract entered into as of or prior to the Effective Time between RemainCo or any of its Affiliates, on the one hand, and any third party, on the other hand, (B) needing to make payments to a third party (unless SpinCo makes such payments), or (C) violating any Contract between RemainCo or any of its Affiliates, on the one hand, and any third party, on the other hand, existing at the time RemainCo or its Affiliates would be first required hereunder to grant SpinCo or its Affiliates such sublicense, in each case (i) and (ii), solely during the term of this Agreement, solely to the extent provided by RemainCo or its Affiliates or Service Providers to SpinCo or its Affiliates as part of the Services and solely for use in connection with the receipt or use of, or transition from, the Services by SpinCo or its Affiliates or to the extent incorporated into SpinCo New IP.

SECTION 8.3. License Grant. (a) Without limiting the foregoing Section 8.2 (Intellectual Property Licenses), RemainCo hereby grants to SpinCo a non-exclusive, non-assignable, non-sublicensable (except to the extent provided in Section 8.3(b)), royalty-free license to use the Trademarks set forth on Exhibit E hereof (the “Transitional Marks”) for three (3) years following the Effective Time, solely in connection with selling, marketing, using, importing and otherwise providing products or services currently provided by the SpinCo Business as of the Effective Time in the applicable Licensed Field and Territory. Subject to the foregoing, each member of the SpinCo Group shall have the right to include the Transitional Marks in its corporate or trade names as such names are used in the SpinCo Business as of the Effective Time in the applicable Licensed Field and Territory, solely during the period necessary to complete the applicable name change; provided that SpinCo shall use commercially reasonable efforts to, and cause other members of the SpinCo Group to, phase out and cease all use of the Transitional Marks in any such names, and transition to names that are not confusingly similar to or derived from any of the Transitional Marks, as promptly as reasonably practicable, on a Territory-by-Territory basis, by the later of (i) one hundred eighty (180) days after the Effective Time, (ii) the depletion of inventory or packaging bearing the Transitional Marks and (iii) solely to the extent applicable, the date on which required regulatory approvals are obtained, but in any event no later than three (3) years after the Effective Time. SpinCo shall use such Transitional Marks in a manner materially consistent with the use of such Transitional Marks in connection with the operation of the SpinCo Business prior to the Effective Time. RemainCo shall have the right to review SpinCo’s use of such Transitional Marks to determine compliance with the preceding sentence. This function may be satisfied by SpinCo providing randomly selected samples of materials bearing the Transitional Marks. If, in the reasonable opinion of RemainCo, SpinCo’s use of the Transitional Marks is inconsistent in any material respect with its use of the Transitional Marks prior to the Effective Time, RemainCo shall notify SpinCo in writing and identify in reasonable detail any nonconforming materials. On and after thirty (30) days following such notification, SpinCo shall not distribute any nonconforming materials until such materials have been revised to the reasonable satisfaction of RemainCo.

(b) Trademark Sublicenses. During the term of this Agreement, SpinCo may sublicense the license granted to SpinCo under Section 8.3(a) to (i) its Affiliates or (ii) third party service providers providing services to SpinCo, in each case of (i) and (ii), in a manner consistent with SpinCo’s sublicensing practices with respect to its Affiliates or third party service providers, as applicable, prior to the Effective Time and in the ordinary course of business, and only in connection with the applicable Licensed Field and Territory (each such Affiliate or third party service provider, a “Transitional Trademark Sublicensee”). SpinCo shall ensure that any such sublicense that it grants to a Transitional Trademark Sublicensee contains provisions consistent with the terms and conditions of this Agreement with respect to the Transitional Marks, including by providing inspection rights for RemainCo. SpinCo shall ensure that its Transitional Trademark

Sublicensees comply, and SpinCo shall remain responsible for its Transitional Trademark Sublicensees’ compliance, with all of the terms and conditions of this Agreement with respect to the Transitional Marks.

SECTION 8.4. Confidentiality; Privileged Information. The Parties acknowledge and agree that the Umbrella Secrecy Agreement is hereby incorporated into this Agreement and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

ARTICLE IX
Documentation of Authority; Assistance

SECTION 9.1. SpinCo Assistance. The timely completion of Services by RemainCo, its Affiliates or its Service Providers may depend upon the provision of certain materials and information and/or the taking of certain actions by SpinCo, and RemainCo shall not be responsible for the failure of it, its Affiliates or its Service Providers to provide Services to the extent that such failure results from the failure of SpinCo to provide such materials or information or take such actions. SpinCo shall provide to RemainCo, its Affiliates or its Service Providers, as applicable, (a) information reasonably necessary to the performance of the Services by RemainCo, its Affiliates or its Service Providers hereunder, (b) any necessary specific written authorizations and consents, (c) reasonable access to SpinCo’s books and records necessary in RemainCo’s reasonable opinion for the performance of the Services by RemainCo, its Affiliates or its Service Providers hereunder and (d) reasonable access to and cooperation from employees of the SpinCo Business involved in providing the applicable Service prior to the Effective Time. Additionally, SpinCo shall take any actions that are designated in Exhibit A as a responsibility of SpinCo. SpinCo shall execute such documents evidencing the authority for RemainCo, its Affiliates and its Service Providers to represent SpinCo and its Affiliates as may be reasonably necessary to the performance of the Services hereunder. In the event that, in order to provide any of the Services, RemainCo reasonably requires additional resources or personnel of the SpinCo Business and requests access thereto or use thereof, SpinCo shall, and shall cause its Affiliates to, use commercially reasonable efforts to make such additional resources or personnel available to RemainCo for such purpose at no cost to RemainCo (other than to the extent any such costs are already included in the Service Fee for such Service).

SECTION 9.2. Documents and Forms. Except as otherwise agreed in connection with the provision of the Services or as required by applicable Law, SpinCo acknowledges that during the period of this Agreement, documents prepared by RemainCo will continue to be printed on RemainCo forms.

SECTION 9.3. Misdirected Receipts. In the event that, on or after the date of this Agreement, either Party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the Party receiving such payments or funds shall promptly forward such payments or funds to the proper Party. The Parties acknowledge that there is no right of offset regarding such payments and a Party may not withhold funds received from unaffiliated third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement.

SECTION 9.4. Audits. SpinCo shall have the right, once per calendar year during the term of this Agreement (and once during the one-year period following the expiration or termination of this Agreement), at its own expense and on thirty (30) days advance written notice to RemainCo, to have an independent auditor reasonably acceptable to RemainCo (and who has executed an appropriate confidentiality agreement reasonably acceptable to RemainCo) audit the books and records of RemainCo or any of its Affiliates for the sole purpose of certifying the accuracy of the Service Fees charged by RemainCo to SpinCo or its designated Affiliates in accordance with the terms of this Agreement for the preceding calendar year; provided that (i) any such audit shall take place during reasonable business hours on a mutually agreed upon date, (ii) such auditor shall in no event be entitled to any contingency fee (or otherwise have any portion of its compensation be directly or indirectly determined based on the outcome of such audit) and (iii) no such books and records may be audited more than one time. RemainCo may designate competitively sensitive information which such auditor may see and review but which it may not disclose to SpinCo and all such books and records, and any applicable audit report and findings, shall be the confidential information of RemainCo and subject to the terms of Section 8.4 (Confidentiality; Privileged Information). SpinCo shall provide to RemainCo a copy of each such audit report promptly after its receipt thereof. In the event that any such audit indicates any overpayment or underpayment of amounts paid to RemainCo, its Affiliates or Service Providers by SpinCo or its Affiliates, the applicable party shall pay to the other party (within thirty (30) days following the date of delivery of such audit report to RemainCo) the amount of such overpayment or underpayment, as the case may be, plus (if the overpayment or underpayment amount exceeds $250,000.00) interest on such amount of overpayment or underpayment, as the case may be, accruing monthly from the date of such overpayment or underpayment until such amount is paid at 1% per month from the relevant payment due date through the date of payment (provided that such interest rate shall not exceed the maximum rate permitted by applicable Law). If either Party has a good faith dispute with respect to the findings of such audit, the parties shall follow the dispute resolution procedures set forth in Section 12.5(b) (Dispute Resolution).

ARTICLE X
Limitation of Liability and Indemnification

SECTION 10.1. Limitation on Liability.

(a) Limitation on Liability. RemainCo’s maximum liability (including any liability for the acts and omissions of its Affiliates or the Service Providers or its or their respective directors, officers, employees, Affiliates, agents or representatives) to, and (except with respect to claims seeking specific performance or other equitable relief) the sole remedy of, SpinCo under this Agreement shall be limited to the aggregate amount of the Service Fees and other payments received by RemainCo, its Affiliates and the Service Providers under this Agreement and the Local Services Agreements for the Service giving rise to such claim, except to the extent any such liability arises out of (i) fines or penalties assessed by a Governmental Entity or (ii) Willful Misconduct or gross negligence, in which case the maximum liability shall be the aggregate amount of the Service Fees and other payments paid or payable to RemainCo, its Affiliates and the Service Providers for such Service under this Agreement and the Local Services Agreements multiplied by three (3).

(b) Special Damages. In no event shall RemainCo, any of its Affiliates or any Service Provider have any liability for indirect, incidental, multiplier, special, punitive, consequential or lost profits damages, or for attorneys’ fees and costs and prejudgment interest, in each case as a result of provision of or failure to provide the Services under the terms of this Agreement, except to the extent any such damages are payable to a claimant in a third-party claim. With respect to any Liabilities arising under this Agreement, SpinCo agrees that it shall only seek to recover for such Liabilities from RemainCo, and SpinCo hereby waives the right to seek recovery for such Liabilities from or equitable remedies against any Affiliate of RemainCo, any Service Provider or any director, officer or employee of RemainCo, any of its Affiliates or any Service Provider.

(c) Liability for Improper Performance. Without limiting any rights or obligations of either Party hereunder, in the event of any material breach by RemainCo with respect to the provision of any Service, RemainCo shall (or shall cause its Affiliates or Service Providers to), at SpinCo’s option, (i) if such Service can reasonably be expected to be re-performed in a commercially reasonable manner, promptly correct in all material respects such breach or re-perform in all material respects such Service at the sole cost and expense of RemainCo or (ii) promptly refund to SpinCo the Service Fees paid by SpinCo or its Affiliates with respect to such improperly performed Service. Any request by SpinCo for correction or re-performance in accordance with this Section 10.1(c) must be in writing and identify in reasonable detail the particular breach, and such request must be made no more than one month from the later of (x) the date on which such breach occurred and (y) the date on which such breach was reasonably discovered by SpinCo.

SECTION 10.2. Indemnification. (a) SpinCo hereby agrees to defend, indemnify and hold RemainCo, its Affiliates and Service Providers and its and their respective directors, officers, employees, Affiliates, agents and representatives harmless from and against any and all Liabilities (whether resulting from a third-party or first-party claim) incurred by the aforementioned Persons and arising out of, in connection with or by reason of this Agreement or the provision of Services hereunder, except to the extent any such Liabilities arise out of (i) RemainCo’s or its Affiliates’ or Service Providers’ Willful Misconduct or gross negligence or (ii) RemainCo’s or its Affiliates’ or Service Providers’ material breach of this Agreement.

(b) RemainCo hereby agrees to defend, indemnify and hold SpinCo and its Affiliates and its and their respective directors, officers, employees, Affiliates, agents and representatives harmless from and against any and all Liabilities incurred by the aforementioned Persons and arising out of, in connection with or by reason of (i) RemainCo’s or its Affiliates’ or Service Providers’ Willful Misconduct or gross negligence or (ii) RemainCo’s or its Affiliates’ or Service Providers’ material breach of this Agreement.

(c) All claims for indemnification under this Article X shall be asserted and resolved pursuant to procedures equivalent to the indemnity procedures set forth in Section 8.4 (Procedures for Third Party Claims) and 8.5 (Procedures for Direct Claims) of the Separation Agreement; provided that any claims for indemnification under Section 10.2(b) with respect to any Service shall not be permitted following the date that is six (6) months after the applicable Service Period Deadline, unless RemainCo has been notified of such claim in accordance with such procedures prior to the expiration of such six (6)-month period.

SECTION 10.3. Exclusivity. No claim may be brought under this Agreement related to any cause of action under the Separation Agreement or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement (including the Exhibits hereto). This Article X and Section 12.5 (Governing Law; Dispute Resolution) provide the exclusive means by which either Party may assert and remedy claims against the other Party with respect to any controversy, dispute or Action arising out of, in connection with or in relation to this Agreement.

ARTICLE XI
Force Majeure

The Parties shall be relieved of their obligations hereunder (other than any payment obligations, but provided that SpinCo shall be relieved, in full or in part, from any payment for Services not performed, in full or in part, during a Force Majeure Event), if and to the extent that any Force Majeure Event hinders, limits or makes impracticable the performance by any Party of any of its obligations hereunder. The Party thus hindered or whose performance is otherwise affected shall promptly give the other Party notice thereof and shall use commercially reasonable efforts to remove or otherwise address the impediment to action as soon as practicable; provided that RemainCo and its Service Providers shall not be required to settle a labor dispute other than as RemainCo may determine in its sole judgment.

ARTICLE XII
Miscellaneous

SECTION 12.1. Notices. Notices, requests, instructions or other documents to be given under this Agreement by either Party to the other Party shall be in writing and delivered in the manner and to the address of the applicable Party as set forth in Section 12.5 (Notices) of the Separation Agreement.

SECTION 12.2. Assignment. This Agreement and the rights and obligations hereunder may not be assigned by either Party hereto by operation of law or otherwise (including by merger, contribution, spin-off or otherwise) without the prior written consent of the other Party hereto (which consent may not be unreasonably withheld or delayed) and any attempted assignment shall be null and void; provided, however, that either Party hereto (the “Assigning Party”) may assign this Agreement (including its rights and obligations hereunder), in whole or in part, without the prior written consent of the other Party hereto, to an Affiliate of the Assigning Party for so long as such assignee remains an Affiliate of the Assigning Party (and in the event an assignee is no longer an Affiliate, any rights and obligations transferred to the assignee shall automatically be transferred to the Assigning Party).

SECTION 12.3. Amendments and Waivers.

(a) This Agreement may not be modified or amended except (i) by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties or (ii) by a waiver in accordance with Section 12.3(b).

(b) Either Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by such other Party pursuant hereto or (iii) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

SECTION 12.4. Books and Records. Upon the expiration or termination of this Agreement or a Service or Services with respect to which RemainCo holds books, records, files or any other documents of SpinCo, RemainCo will return such books, records, files and any other documents of SpinCo that RemainCo has in its possession as soon as reasonably practicable.

SECTION 12.5. Governing Law; Dispute Resolution. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

(b) In the event of any controversy, dispute or Action between the Parties arising out of, in connection with or in relation to this Agreement (a “Dispute”), the contacts identified on Exhibit A hereto with respect to the Services to which such Dispute relates (the “Service Contacts”) shall meet (by telephone, video conference or in person) no later than five (5) Business Days after receipt of notice by a Party hereto of a request for resolution of such Dispute. The Service Contacts shall attempt to negotiate in good faith to resolve such Dispute. If the Service Contacts are unable to resolve in writing any such Dispute within five (5) Business Days following such meeting (the “Service Contact Period”), the Transition Committees shall meet (by telephone, video conference or in person) no later than five (5) Business Days after the completion of the Service Contact Period. The Transition Committees shall attempt to negotiate in good faith to resolve such Dispute. If the Transition Committees are unable to resolve in writing any such Dispute within five (5) Business Days following such meeting, Article X (Dispute Resolution) of the Separation Agreement shall apply to this Agreement, mutatis mutandis.

SECTION 12.6. Independent Contractors. Each Party acknowledges that it has entered into this Agreement for independent business reasons. The relationship of the Parties are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Neither SpinCo nor RemainCo shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever. Notwithstanding the foregoing, to the extent required to provide the Services, SpinCo shall execute any documents reasonably requested by RemainCo as evidencing authority for RemainCo and its Affiliates to represent SpinCo hereunder.

SECTION 12.7. Non-Exclusivity. Except as otherwise expressly set forth in Exhibit A hereto, nothing in this Agreement shall prevent either Party from providing any services to any other Person.

SECTION 12.8. No Third Party Beneficiaries. Except to the extent expressly contemplated by Article X of this Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

SECTION 12.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 12.10. Titles and Headings. Titles and headings to articles or sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 12.11. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

SECTION 12.12. References; Interpretation. Section 1.2 (References; Interpretation) of the Separation Agreement shall apply to this Agreement, mutatis mutandis.

SECTION 12.13. Survival. Article VIII (Intellectual Property; Confidentiality), Article X (Limitation of Liability and Indemnification), Article XII (Miscellaneous) and Section 3.2(f) (Effect of Termination) shall survive the expiration or termination of this Agreement in accordance with the respective terms thereof.

SECTION 12.14. Entire Agreement. This Agreement, together with the Exhibits hereto, the Separation Agreement and the other Ancillary Agreements, constitutes and sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof. Each of the Parties acknowledges and represents that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises, warranties or representations, written or oral, express or implied, other than those explicitly set forth herein. Nothing contained in this Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the Parties under the Separation Agreement.

SECTION 12.15. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, but subject to any express limitations in this Agreement, each of RemainCo and SpinCo shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to implement and give effect to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

CORTEVA, INC.

By:
Name: [ ]
Title: [ ]

VYLOR INC.

By:
Name: [ ]
Title: [ ]

LIST OF EXHIBITS

A. Services

B. Intentionally Omitted Services

C. Form of Local Services Agreement

D. Transition Committee

E. Transitional Marks

EXHIBIT A

Services

[***]

A-1

EXHIBIT B

Intentionally Omitted Services

[***]

C-2

EXHIBIT C

Form of Local Services Agreement

[***]

C-3

EXHIBIT D

Transition Committee

[***]

D-1

EXHIBIT E

Transitional Marks

[***]

E-1

I